UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2007

HOMELIFE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

NEVADA	000-1024048	33-0680443
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

1503 South Coast Drive, Suite 204 Costa Mesa, CA	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 241-3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

(a)	Material Agreement made outside the ordinary course of business

(i)
On October 23, 2007 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, by and among Homelife, Inc., a Nevada Corporation (the “Company”), AGDAS Financial Holdings, Inc., a Delaware Corporation, (“AGDAS”), and Andrew Cimerman, an individual, AGDAS will merge with the Company in a tax free reorgnanization, with AGDAS surviving the merger and becoming the Company’s wholly owned subsidiary. Each issued and outstanding common share of AGDAS shall be combined, changed and converted into one share of common stock of the Company. As part of this agreement, AGDAS will pay to the Company the sum of $250,000, which will be used to cover current liabilities. Also as part of the agreement, the Company will sell all of its assets to a company controlled by Mr. Cimerman in exchange for all but 409,690 shares of his common stock after the effectuation of a reverse stock split of 1 for 22. Mr. Cimerman has agreed that these shares shall be restricted for 24 months. Furthermore, as consideration for Mr. Cimerman retiring a certain portion of the debt owed to him by the Company, the Company shall issue an additional 490,310 shares of common stock after the 1 for 22 reverse split to Mr. Cimerman. Mr. Cimerman has agreed that upon closing, he will transfer 458,000 of these common shares to the shareholders of the Company and that these shares shall be restricted for 24 months from the date of closing.

Furthermore, upon closing Mr. Cimerman’s 10,000 Class A preferred Homelife, Inc. shares will be canceled. Also, prior to the reverse split, the 50 AA preferred shares shall be converted into common stock. All 200,000 of the Company’s warrants at $1.75 shall be subject to the reverse split.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	(i)	Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELIFE, INC.

Dated: November 21, 2007	By:	/s/ Andrew Cimerman
Andrew Cimerman
President, Chief Executive Officer, and Chairman of Board of Directors